                                COMPANY CONTACT:
                                Danette R.M. Meyer, Ph.D. (Dmeyer@atrixlabs.com) Director of Investor Relations
                                ATRIX LABORATORIES, INC.
                                (970) 482-5868
                                HTTP://WWW.ATRIXLABS.COM



         ATRIX LABORATORIES REPORTS 2003 THIRD QUARTER FINANCIAL RESULTS

                  HIGHLIGHTS:

                  o        CONTINUED TOTAL REVENUE GROWTH BASED ON ELIGARD(R)
                           PRODUCTS

                  o        BREAKEVEN EARNINGS PER SHARE QUARTER

                  o COMPANY MAINTAINS EXPECTATION OF FULL YEAR PROFITABILITY IN 2004 WITH ACCELERATED REVENUE GROWTH IN 2005

FORT COLLINS, CO (OCTOBER 30, 2003) -- ATRIX LABORATORIES, INC. (NASDAQ NM:
ATRX) today announced consolidated financial results for the third quarter ended September 30, 2003.

For the quarter ended September 30, 2003, the net loss applicable to common stock for the third quarter of 2003 was $47,000, or $0.00 loss per share, compared to a net loss applicable to common stock of $4.2 million, or $0.21 loss per share, for the third quarter of 2002.

Total revenue increased 79 percent to $13.6 million compared to $7.6 million for the quarter ended September 30, 2002. The revenue increase was due primarily to $4.4 million in sales and royalty revenue earned from the continued growth of the Eligard(R) (leuprolide acetate for injectable suspension) prostate cancer products in the U.S. market. This represents a 42 percent increase in Eligard sales and royalty revenue compared to the second quarter of 2003. Contract R&D revenue remains high due to accelerated development of the Eligard 45mg six-month product funded by Sanofi-Synthelabo, Inc., and due to progress in Atrisone(TM) (5% dapsone) for acne, a portion of which is funded by Fujisawa Healthcare Inc.

"A key measure of our company's future potential is accelerating growth in product sales and our ability to develop the large product opportunities in our pipeline," said David R. Bethune, chairman and chief executive officer. "Eligard, our first major product, continues to gain market share in the U.S. and we expect several non-U.S. Eligard approvals in 2004. We are confident that we will be profitable in the fourth quarter of this year and estimate our first full year of profitability in 2004."

Bethune continued, "Looking towards 2005, we anticipate sizeable product revenue growth following the expected addition of the six-month Eligard product and Atrisone to our marketed product line. Our goal is to be the first to market a six-month product for advanced prostate cancer. This should further distinguish the Eligard product line and potentially accelerate market penetration of the franchise. Our plans are to complete pivotal Phase III studies on Atrisone and submit a New Drug Application (NDA) to the U.S. Food and Drug Administration
(FDA) in July or August next year. We expect the introduction of Atrisone will bring additional


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revenue in 2005. To build long-term corporate value, we have initiated a focused product development plan to develop Atrix-owned products over the next five years towards the goal of building an integrated specialty pharmaceutical company."

For the nine months ended September 30, 2003, total revenue increased 85 percent to $35.4 million compared to $19.1 million for the nine months ended September 30, 2002. The net loss applicable to common stock for the nine months ended September 30, 2003 decreased 72 percent to $3.8 million or $0.19 loss per share compared to a net loss applicable to common stock of $13.5 million or $0.67 loss per share for the nine months ended September 30, 2002.

Mark Wallace, Atrix's chief financial officer remarked, "We are currently working to strengthen the company's ability to manage costs and predict future operating results. Product sales and royalty revenue are anticipated to grow significantly in 2004 and we are working to allocate more of our resources on developing Atrix-owned products with significant earnings potential."

Atrix Laboratories, Inc. is an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented technologies, Atrix is currently developing a diverse portfolio of proprietary products, including oncology, pain management, and dermatology products. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products. Additional information is available on the Atrix Laboratories, Inc. website at http://www.atrixlabs.com.

This press release contains statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, including statements about the following topics: the company's expectations for Eligard, Atrisone and other products in the company's pipeline; its expectation of receiving royalties on sales of products developed by Atrix and its plan to manufacture those products at its facility in Fort Collins, Colorado, and the expectation of building an integrated specialty pharmaceutical company with strong growth potential. The company is subject to certain risk factors that may cause actual results to differ materially from anticipated results. Those risks include, but are not limited to, the following: risks associated with product demand, pricing, market acceptance of its current and proposed products, the company's expectation for several non-U.S. Eligard approvals in 2004, the expectation of introduction of Eligard 45mg in 2005 along with the company's expectations that Eligard 45mg should further distinguish the product line and potentially accelerate market penetration of Eligard. Additional risks include, but are not limited to, the company's expectations for an NDA submission in mid-2004 for Atrisone, subsequent approval and expectation of additional revenue in 2005, the company's expectations for growing product revenue in 2004 and 2005 and the company's expectation for a full year of profitability in 2004. Other risks include, but are not limited to, changing economic conditions, risks in product and technology development and competition from other products and treatments. For additional information about risk factors, please see the reports filed by the company with the SEC, including the company's Annual Report on Form 10-K for the year ended December 31, 2002 and the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. The statements in this press release are made as of today, based on information currently known to management, and the company disclaims any duty to update such statements.

Eligard is a registered trademark of Sanofi-Synthelabo, Inc.

                                 (Tables follow)

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
                    ATRIX LABORATORIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                   (UNAUDITED)



                                                                  Three Months Ended                 Nine Months Ended
                                                                     September 30,                     September 30,
                                                           --------------------------------    --------------------------------
                                                                2003              2002              2003             2002
                                                           --------------    --------------    --------------    --------------
REVENUES:
 Net sales and royalties                                   $        5,342    $        1,587    $       13,125    $        4,230
 Contract research and development revenue                          5,773             4,306            15,772            10,314
 Licensing, marketing rights and milestone revenue                  2,524             1,731             6,546             4,591
                                                           --------------    --------------    --------------    --------------
           Total revenues                                          13,639             7,624            35,443            19,135
                                                           --------------    --------------    --------------    --------------


OPERATING EXPENSES:
 Cost of sales                                                      2,901               502             6,190             1,815
 Research and development                                           8,738             9,438            26,707            23,512
 Administrative and marketing                                       2,387             2,413             7,879             6,597
 Administrative - stock option compensation                            --                --                22             1,257
                                                           --------------    --------------    --------------    --------------
           Total operating expenses                                14,026            12,353            40,799            33,181
                                                           --------------    --------------    --------------    --------------
LOSS FROM OPERATIONS                                                 (387)           (4,729)           (5,356)          (14,046)
                                                           --------------    --------------    --------------    --------------

OTHER INCOME (EXPENSE):
  Equity in loss of joint venture                                      (6)             (195)              (83)             (940)
  Investment income and expense, net                                  638             1,047             2,059             3,427
  Gain (loss) on sale and write-down of marketable
   securities                                                         139               (15)              567            (1,091)
  Debt conversion expense                                              --                --                --              (125)
  Other                                                                (7)              (27)              (23)              (32)
                                                           --------------    --------------    --------------    --------------
           Other income (expense), net                                764               810             2,520             1,239
                                                           --------------    --------------    --------------    --------------

NET INCOME (LOSS)                                                     377            (3,919)           (2,836)          (12,807)
  Accretion of dividends and beneficial conversion
    feature charge on preferred stock                                (424)             (242)             (918)             (703)
                                                           --------------    --------------    --------------    --------------
NET LOSS APPLICABLE TO COMMON STOCK                        $          (47)   $       (4,161)   $       (3,754)   $      (13,510)
                                                           ==============    ==============    ==============    ==============

Basic and diluted loss per common share:
  Net income (loss)                                        $          .02    $         (.20)   $         (.14)   $         (.64)
   Accretion of dividends and beneficial conversion
      feature charge on preferred stock                              (.02)             (.01)             (.05)             (.03)
                                                           --------------    --------------    --------------    --------------
  Net loss applicable to common stock                      $           --    $         (.21)   $         (.19)   $         (.67)
                                                           ==============    ==============    ==============    ==============
  Basic and diluted weighted average common
  shares outstanding                                           20,257,238        20,202,479        19,925,896        20,122,029
                                                           ==============    ==============    ==============    ==============



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                               BALANCE SHEET DATA
                                 (IN THOUSANDS)


                                          SEPTEMBER 30,     DECEMBER 31,
                                             2003              2002

                                          (UNAUDITED)
                                         --------------   --------------
Working capital                          $      110,232   $      114,039
Total assets                                    149,768          150,025
Non-current deferred revenue                     34,918           37,064
Preferred stock                                  15,431           14,514
Common stockholders' equity                      85,512           82,255


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